Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION DECLARES
SEMIANNUAL DIVIDEND OF $.10 PER SHARE

Biloxi, MS (December 4, 2009)—The board of directors of Peoples Financial Corporation  (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, declared a regular semiannual cash dividend of $.10 per common share, payable January 15, 2010, to stockholders of record January 8, 2010.

“Our Board of Directors and senior management team remain committed to paying out about 35% of our earnings to our stockholders,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “Before this year, we had raised the dividend eleven consecutive times, but common sense and prudent business judgment require that we adjust our dividend to reflect our reduced earnings caused by the national economic distress that has filtered down to us on the Mississippi Gulf Coast,” he said.

The dividend paid in July, 2009 was $.20 per share, representing the first reduction in recent memory, said Swetman.

Founded in 1896, with $888 million in assets as of September 30, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.